Filed Pursuant to Rule 433

Registration No. 333-207004

February 14, 2017

PRICING TERM SHEET

Novartis Capital Corporation

1.800% Notes due 2020

2.400% Notes due 2022

3.100% Notes due 2027

Fully and unconditionally guaranteed by
Novartis AG

1.800% Notes due 2020:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,000,000,000

Maturity Date:	February 14, 2020

Coupon:	1.800%

Interest Payment Dates:	February 14 and August 14, commencing August 14, 2017

Price to Public:	99.609%

Benchmark Treasury:	1.375% due February 15, 2020

Benchmark Treasury Price and Yield:	99-17 / 1.535%

Spread to Benchmark Treasury:	40 bps

Yield:	1.935%

Optional Redemption:	Prior to February 14, 2020, the notes will be redeemable at our option, in whole or in part,

at any time and from time to time at a redemption price equal to the greater of:

•                  100% of the principal amount of the notes to be redeemed; and

•                  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on February 14, 2020,

together with accrued interest to the date of redemption.

The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the applicable rate of T+10 bps.

CUSIP:	66989HAL2

ISIN:	US66989HAL24

Trade Date:	February 14, 2017

Expected Settlement Date:	February 17, 2017 (T+3)

Listing:	None

Anticipated Ratings:	Aa3 by Moody’s Investors Service, Inc. AA- by S&P Global Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. UBS Securities LLC

Co-Managers:	HSBC Securities (USA) Inc. Mizuho Securities USA Inc. MUFG Securities Americas Inc. RBS Securities Inc. Société Générale

2.400% Notes due 2022:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,000,000,000

Maturity Date:	May 17, 2022

Coupon:	2.400%

Interest Payment Dates:	May 17 and November 17, commencing May 17, 2017 (short first coupon)

Price to Public:	99.449%

Benchmark Treasury:	1.875% due January 31, 2022

Benchmark Treasury Price and Yield:	99-18 ¾ / 1.963%

Spread to Benchmark Treasury:	55 bps

Yield:	2.513%

Optional Redemption:

Prior to April 17, 2022 (the “2022 par call date”), the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of:

•                  100% of the principal amount of the notes to be redeemed; and

•                  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the par call date,

together with accrued interest to the date of redemption.

The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the applicable rate of T+10 bps.

At any time on or after the 2022 par call date the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed on that redemption date, together with, in each case, accrued interest to the date of redemption.

CUSIP:	66989HAM0

ISIN:	US66989HAM07

Trade Date:	February 14, 2017

Expected Settlement Date:	February 17, 2017 (T+3)

Listing:	None

Anticipated Ratings:	Aa3 by Moody’s Investors Service, Inc. AA- by S&P Global Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. UBS Securities LLC

Co-Managers:	HSBC Securities (USA) Inc. Mizuho Securities USA Inc. MUFG Securities Americas Inc. RBS Securities Inc. Société Générale

3.100% Notes due 2027:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,000,000,000

Maturity Date:	May 17, 2027

Coupon:	3.100%

Interest Payment Dates:	May 17 and November 17, commencing May 17, 2017 (short first coupon)

Price to Public:	99.109%

Benchmark Treasury:	2.250% due February 15, 2027

Benchmark Treasury Price and Yield:	98-01 / 2.473%

Spread to Benchmark Treasury:	73 bps

Yield:	3.203%

Optional Redemption:

Prior to February 17, 2027 (the “2027 par call date”), the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of:

•                  100% of the principal amount of the notes to be redeemed; and

•                  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the par call date,

together with accrued interest to the date of redemption.

The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the applicable rate of T+15 bps.

At any time on or after the 2027 par call date the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed on that redemption date, together with, in each case, accrued interest to the date of redemption.

CUSIP:	66989HAN8

ISIN:	US66989HAN89

Trade Date:	February 14, 2017

Expected Settlement Date:	February 17, 2017 (T+3)

Listing:	None

Anticipated Ratings:	Aa3 by Moody’s Investors Service, Inc. AA- by S&P Global Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. UBS Securities LLC

Co-Managers:	HSBC Securities (USA) Inc. Mizuho Securities USA Inc. MUFG Securities Americas Inc. RBS Securities Inc. Société Générale

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.